Exhibit 99.1

BRINKER INTERNATIONAL REPORTS FIRST QUARTER RESULTS
DALLAS (Nov. 1, 2017) – Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal first quarter ended Sept. 27, 2017.
Highlights include the following:

•	On a GAAP basis, earnings per diluted share were $0.20 for the first quarter of fiscal 2018 representing a 52.4 percent decrease from $0.42 in the first quarter of fiscal 2017

•
Earnings per diluted share, excluding special items, were $0.42 for the first quarter of fiscal 2018 representing a 14.3 percent decrease from $0.49 in the first quarter of fiscal 2017 (see non-GAAP reconciliation below)

•
Brinker International's total revenues were $739.4 million in the first quarter of fiscal 2018 decreasing 2.5 percent compared to the first quarter of fiscal 2017, and company sales were $716.9 million in the first quarter of fiscal 2018 decreasing 2.8 percent compared to the first quarter of fiscal 2017

•
Hurricane Harvey and Hurricane Irma negatively impacted Brinker International's company sales by approximately $5.4 million and earnings per diluted share by approximately $0.03 in the first quarter of fiscal 2018

•
Chili’s company-owned comparable restaurant sales decreased 3.4 percent in the first quarter of fiscal 2018 compared to the first quarter of fiscal 2017. Chili's U.S. franchise comparable restaurant sales decreased 1.7 percent in the first quarter of fiscal 2018 compared to the first quarter of fiscal 2017

•	Maggiano’s comparable restaurant sales decreased 2.6 percent in the first quarter of fiscal 2018 compared to the first quarter of fiscal 2017

•	Chili's international franchise comparable restaurant sales decreased 7.9 percent in the first quarter of fiscal 2018 compared to the first quarter of fiscal 2017

•
Operating income, as a percent of total revenues, was 3.9 percent for the first quarter of fiscal 2018 compared to 5.5 percent for the first quarter of fiscal 2017 representing a decrease of approximately 160 basis points

•
Restaurant operating margin, as a percent of company sales, was 12.6 percent for the first quarter of fiscal 2018 compared to 13.3 percent for the first quarter of fiscal 2017 representing a decrease of approximately 70 basis points (see non-GAAP reconciliation below)

•
For the first quarter of fiscal 2018, cash flows provided by operating activities were $50.2 million and capital expenditures totaled $22.5 million. Free cash flow was $27.7 million (see non-GAAP reconciliation below)

"As anticipated, our first quarter was challenging including unique weather events," said Wyman Roberts, chief executive officer and president. "However, late in the quarter, we successfully introduced our new menu and implemented our operational focus on speed. We believe both are fundamental to driving improved traffic at Chili’s."

Exhibit 99.1

Table 1: Q1 comparable restaurant sales1
Company-owned, reported brands and franchise; percentage

	Q1 18	Q1 17
Brinker International	(3.3)	(1.3)
Chili’s Company-Owned
Comparable Restaurant Sales	(3.4)	(1.4)
Pricing Impact	2.8	1.2
Mix-Shift[2]	2.5	1.5
Traffic	(8.7)	(4.1)
Maggiano’s
Comparable Restaurant Sales	(2.6)	(0.6)
Pricing Impact	0.1	2.3
Mix-Shift[2]	0.1	(1.3)
Traffic	(2.8)	(1.6)

Chili's Franchise[3]	(4.1)	(0.6)
U.S. Comparable Restaurant Sales	(1.7)	(1.6)
International Comparable Restaurant Sales	(7.9)	0.9

Chili's Domestic[4]	(3.0)	(1.3)
System-wide[5]	(3.5)	(1.1)

1	Comparable restaurant sales includes all restaurants that have been in operation for more than 18 months. Restaurants temporarily closed 14 days or more are excluded from comparable restaurant sales.
2	Mix-shift is calculated as the year-over-year percentage change in company sales resulting from the change in menu items ordered by guests.
3
Revenues generated by franchisees are not included in revenues on the consolidated statements of comprehensive income; however, we generate royalty revenue and advertising fees based on franchisee revenues, where applicable. We believe including franchise comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations and may impact future restaurant development.

4	Chili's Domestic comparable restaurant sales percentages are derived from sales generated by company-owned and franchise-operated Chili's restaurants in the United States.
5
System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchise-operated Chili's restaurants.

Quarterly Operating Performance
CHILI’S first quarter company sales decreased 3.2 percent to $627.6 million from $648.6 million in the prior year primarily due to a decline in comparable restaurant sales including the impact of temporary restaurant closures associated with Hurricanes Harvey and Irma. As compared to the prior year, Chili's restaurant operating margin1 declined. Restaurant labor, as a percent of company sales, increased compared to the prior year due to higher wage rates and sales deleverage. Restaurant expenses, as a percent of company sales, decreased due to lower advertising and repairs and maintenance expenses, partially offset by sales deleverage. Cost of sales, as a percent of company sales, remained flat compared to the prior year.

MAGGIANO’S first quarter company sales increased 0.6 percent to $89.3 million from $88.8 million in the prior year primarily due to an increase in restaurant capacity, partially offset by a decrease in comparable restaurant sales including the impact of temporary restaurant closures associated with Hurricanes Harvey and Irma. As compared to the prior year, Maggiano's restaurant operating margin1 declined. Cost of sales, as a percent of company sales, was negatively impacted by unfavorable menu item mix and commodity pricing, partially offset by increased menu pricing. Restaurant labor, as a percent of company sales, increased compared to prior year due to higher wage rates, partially offset by lower incentive bonuses. Restaurant expenses, as a percent of company sales, decreased primarily due to lower repairs and maintenance expenses.
1Restaurant operating margin is defined as Company sales less Cost of sales, Restaurant labor and Restaurant expenses and excludes Depreciation and amortization expenses. (See non-GAAP reconciliation below)

FRANCHISE AND OTHER revenues increased 6.2 percent to $22.4 million for the first quarter of fiscal 2018 compared to $21.1 million in the prior year first quarter primarily due to higher gift card related revenues.

Other
Depreciation and amortization expense decreased $0.4 million for the current quarter compared to the first quarter of fiscal 2017 primarily due to an increase in fully-depreciated assets and restaurant closures, partially offset by depreciation on asset replacements and new restaurant openings.

General and administrative expense decreased $0.2 million for the current quarter compared to the first quarter of fiscal 2017 primarily due to lower compensation-related expenses, partially offset by higher professional fees.

On a GAAP basis, the effective income tax rate increased to 34.8 percent in the current quarter from 29.5 percent in the first quarter of fiscal 2017.  In the first quarter of fiscal 2018, we adopted an accounting standard (ASU 2016-09) related to employee share-based payments that requires the recognition of excess tax benefits and tax deficiencies resulting from the settlement of those awards in the provision for income taxes in the consolidated statements of comprehensive income. The increase in the GAAP basis effective tax rate in the current quarter was primarily due to a tax deficiency related to share-based payments, partially offset by lower profits in the current quarter compared to the first quarter of 2017. Excluding the impact of special items, which includes the adoption of the accounting standard, the effective income tax rate decreased to 28.0 percent in the current quarter compared to 30.9 percent in the first quarter of fiscal 2017 primarily due to lower profits.

Non-GAAP Measures
Brinker management uses certain non-GAAP measures in analyzing operating performance and believes that the presentation of these measures in this release provides investors with information that is beneficial to gaining an understanding of the company’s operating results. Non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Reconciliations of these non-GAAP measures are included in the tables below.

Table 2: Reconciliation of net income excluding special items
Q1 18 and Q1 17; $ millions and $ per diluted share

Brinker believes excluding special items from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results.

	Q1 18	EPS Q1 18	Q1 17	EPS Q1 17
Net Income	$9.9	$0.20	$23.2	$0.42
Special items[1]	13.2	0.27	6.1	0.11
Income tax effect related to special items	(4.3)	(0.08)	(2.3)	(0.04)
Special items, net of taxes	8.9	0.19	3.8	0.07
Adjustment for tax items[2]	1.6	0.03	—	—
Net Income excluding special items	$20.4	$0.42	$27.0	$0.49

1	See footnote "b" to the consolidated statements of comprehensive income for additional details on the composition of these amounts.
2	Amounts resulting from the recognition of tax deficiencies from the settlement of stock-based compensation awards in the provision for income taxes.

Table 3: Reconciliation of restaurant operating margin
Q1 18 and Q1 17; $ millions

Restaurant operating margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative to operating income as an indicator of financial performance. Restaurant operating margin is widely regarded in the industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance of ongoing restaurant-level operations. We define restaurant operating margin as Company sales less Company restaurant expenses, including Cost of sales, Restaurant labor and Restaurant expenses. Restaurant expenses includes advertising expense. We believe this metric provides a more useful comparison between periods and enables investors to focus on the performance of restaurant-level operations by excluding revenues not related to food and beverage sales at company-owned restaurants, corporate general and administrative expense, depreciation and amortization, and other gains and charges.

Restaurant operating margin excludes Franchise and other revenues which are earned primarily from franchise royalties and other non-food and beverage revenue streams such as banquet service charges, digital entertainment revenues and gift card breakage. Depreciation and amortization expense, substantially all of which is related to restaurant-level assets, is excluded because such expenses represent historical costs which do not reflect current cash outlays for the restaurants. General and administrative expense includes primarily non-restaurant-level costs associated with support of the restaurants and other activities at our corporate offices and is therefore excluded. We believe that excluding special items, included within Other gains and charges, from restaurant operating margin provides investors with a clearer perspective of the Company’s ongoing operating performance and a more useful comparison to prior period results. Restaurant operating margin as presented may not be comparable to other similarly titled measures of other companies in our industry.

	Q1 18	Q1 17
Operating income - GAAP	$28.6	$41.5
Operating income as a percent of total revenues	3.9%	5.5%

Operating income	28.6	41.5
Less: Franchise and other revenues	(22.4)	(21.1)
Plus: Depreciation and amortization	38.5	38.9
General and administrative	32.2	32.5
Other gains and charges	13.2	6.1
Restaurant operating margin - non-GAAP	$90.1	$97.9
Restaurant operating margin as a percent of company sales	12.6%	13.3%

Table 4: Reconciliation of free cash flow
Q1 18; $ millions

Brinker believes presenting free cash flow provides a useful measure to evaluate the cash flow available for reinvestment after considering the capital requirements of our business operations.

Thirteen Week Period Ended Sept. 27, 2017
Cash flows provided by operating activities - GAAP	$50.2
Capital expenditures	(22.5)
Free cash flow - non-GAAP	$27.7

Guidance Policy
Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, excluding special items, and other key line items in the statements of comprehensive income and will only provide updates if there is a material change versus the original guidance. We do not provide annual guidance as it relates to US GAAP earnings per diluted share as we are unable to reliably forecast special items such as restaurant impairments, restaurant closures, reorganization charges and legal settlements without unreasonable effort.

 Webcast Information
Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will broadcast live on Brinker's website at 9 a.m. CDT today (Nov. 1) -

http://investors.brinker.com/phoenix.zhtml?c=119205&p=irol-EventDetails&EventId=5263819

For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on Brinker's website until the end of the day Nov. 29, 2017.
Additional financial information, including statements of income which detail operations excluding special items, franchise and other revenues, and comparable restaurant sales trends by brand, is also available on Brinker's website under the Financial Information section of the Investor tab.

Forward Calendar
- SEC Form 10-Q for the first quarter of fiscal 2018 filing on or before Nov. 6, 2017; and
- Second quarter earnings release, before market opens, Jan. 30, 2018.
About Brinker
Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of September 27, 2017, Brinker owned, operated, or franchised 1,682 restaurants under the names Chili’s® Grill & Bar (1,630 restaurants) and Maggiano’s Little Italy® (52 restaurants).
Forward-Looking Statements
The statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which could cause actual results to differ materially from our historical results or from those projected in forward-looking statements. These risks and uncertainties are, in many instances, beyond our control. Such risks and uncertainties include, among other things, general business and economic conditions, financial and credit market conditions, litigation, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, increased minimum wages, increased health care costs, adverse weather conditions, loss of key management personnel, product availability, actions of activist shareholders, terrorist acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, material weaknesses in internal control over financial reporting, governmental regulations, inflation, technology failures, and failure to protect the security of data of our guests and teammates, as well as the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K and future filings with the Securities and Exchange Commission.

BRINKER INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Week Periods Ended
	Sept. 27, 2017	Sept. 28, 2016
Revenues:
Company sales	$716,942	$737,410
Franchise and other revenues (a)	22,448	21,082
Total revenues	739,390	758,492
Operating costs and expenses:
Company restaurants (excluding depreciation and amortization)
Cost of sales	187,597	192,302
Restaurant labor	251,075	250,570
Restaurant expenses	188,129	196,643
Company restaurant expenses	626,801	639,515
Depreciation and amortization	38,520	38,886
General and administrative	32,358	32,537
Other gains and charges (b)	13,154	6,078
Total operating costs and expenses	710,833	717,016
Operating income	28,557	41,476
Interest expense	13,884	8,809
Other, net	(476)	(299)
Income before provision for income taxes	15,149	32,966
Provision for income taxes	5,272	9,733
Net income	$9,877	$23,233

Basic net income per share	$0.20	$0.42

Diluted net income per share	$0.20	$0.42

Basic weighted average shares outstanding	48,293	54,844

Diluted weighted average shares outstanding	48,732	55,576

Other comprehensive income (loss):
Foreign currency translation adjustment (c)	$1,537	$(481)
Other comprehensive income (loss)	1,537	(481)
Comprehensive income	$11,414	$22,752

(a)
Franchise and other revenues primarily includes royalties, development fees, franchise fees, Maggiano's banquet service charge income, gift card breakage and discounts, digital entertainment revenue, Chili's retail food product royalties and delivery fee income.

(b)	Other gains and charges include:

	Thirteen Week Periods Ended
	Sept. 27, 2017	Sept. 28, 2016
Restaurant impairment charges	$7,159	$—
Hurricane-related costs	4,648	—
Accelerated depreciation	483	—
Restaurant closure charges	238	2,506
Loss on the sale of assets, net	45	—
Information technology restructuring	—	2,491
Other	581	1,081
	$13,154	$6,078

(c)
The foreign currency translation adjustment included in comprehensive income on the consolidated statements of comprehensive income represents the unrealized impact of translating the financial statements of the Canadian restaurants and the Mexican joint venture from their respective functional currencies to U.S. dollars. This amount is not included in net income and would only be realized upon disposition of the businesses.

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	Sept. 27, 2017	June 28, 2017

ASSETS
Current assets	$140,876	$144,325
Net property and equipment (a)	974,825	1,000,614
Total other assets	252,924	258,694
Total assets	$1,368,625	$1,403,633
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current installments of long-term debt	$9,015	$9,649
Other current liabilities	405,347	426,712
Long-term debt, less current installments	1,353,659	1,319,829
Other liabilities	139,632	141,124
Total shareholders’ deficit	(539,028)	(493,681)
Total liabilities and shareholders’ deficit	$1,368,625	$1,403,633

(a)
At Sept. 27, 2017, the company owned the land and buildings for 190 of the 1,003 company-owned restaurants. The net book values of the land totaled $143.2 million and the buildings totaled $94.6 million associated with these restaurants.

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Thirteen Week Periods Ended
	Sept. 27, 2017	Sept. 28, 2016
Cash Flows From Operating Activities:
Net income	$9,877	$23,233
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	38,520	38,886
Stock-based compensation	3,480	4,034
Restructure charges and other impairments	9,019	5,150
Net loss on disposal of assets	417	481
Changes in assets and liabilities	(11,083)	(4,026)
Net cash provided by operating activities	50,230	67,758
Cash Flows from Investing Activities:
Payments for property and equipment	(22,460)	(27,111)
Proceeds from sale of assets	85	—
Net cash used in investing activities	(22,375)	(27,111)
Cash Flows from Financing Activities:
Borrowings on revolving credit facility	110,000	70,000
Payments on revolving credit facility	(77,000)	(83,000)
Purchases of treasury stock	(41,718)	(349,963)
Payments of dividends	(16,978)	(18,298)
Payments on long-term debt	(2,514)	(890)
Proceeds from issuances of treasury stock	245	3,396
Proceeds from issuance of long-term debt	—	350,000
Payments for debt issuance costs	—	(9,183)
Net cash used in financing activities	(27,965)	(37,938)
Net change in cash and cash equivalents	(110)	2,709
Cash and cash equivalents at beginning of period	9,064	31,446
Cash and cash equivalents at end of period	$8,954	$34,155

BRINKER INTERNATIONAL, INC.
RESTAURANT SUMMARY

	First Quarter Openings Fiscal 2018	Total Restaurants Sept. 27, 2017	Projected Openings Fiscal 2018
Company-owned restaurants:
Chili’s domestic	1	937	5-6
Chili’s international	—	14	—
Maggiano’s	1	52	1
Total company-owned	2	1,003	6-7
Franchise restaurants:
Chili’s domestic	3	315	6-8
Chili's international	10	364	38-43
Total franchise	13	679	44-51
Total restaurants:
Chili’s domestic	4	1,252	11-14
Chili's international	10	378	38-43
Maggiano’s	1	52	1
Grand total	15	1,682	50-58

FOR ADDITIONAL INFORMATION, CONTACT:
MIKA WARE
INVESTOR RELATIONS
investor.relations@brinker.com

AISHA FLETCHER
MEDIA RELATIONS
media.requests@brinker.com
(800) 775-7290

6820 LBJ FREEWAY
DALLAS, TEXAS 75240